Registration No. 333-
As filed with the Securities and Exchange Commission on August 5, 2013
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________
USG CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	36-3329400 (I.R.S. Employer Identification No.)
550 West Adams Street Chicago, Illinois 60661-3676 (312) 436-4000 (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)
Stanley L. Ferguson
Executive Vice President, General Counsel and Secretary
550 West Adams Street
Chicago, Illinois 60661-3676
(312) 436-4000
(Names, address, including zip code, and telephone number, including area code, of agent for service)
Copies to: Timothy J. Melton Jones Day 77 West Wacker Chicago, Illinois 60601 (312) 782-3939
________________________ Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective. ________________________
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the SEC pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer  ☒                                           Accelerated filer  ☐
Non-accelerated filer  ☐                                            Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount to be Registered/Proposed Maximum Offering Price Per Unit/ Proposed Maximum Aggregate Offering Price/Amount of Registration Fee
Debt Securities, Common Stock, Preferred Stock, Depositary Shares, Warrants, Rights, Purchase Contracts and Units	(1)
Preferred Stock Purchase Rights	(2)
(1)An indeterminate principal amount or number of debt securities, common stock, preferred stock, depositary shares, warrants, rights, purchase contracts and units are being registered as may, from time to time, be offered at indeterminate prices. In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of the registration fee for these securities.
(2)Pursuant to the Rights Agreement dated December 21, 2006, as amended, one preferred stock purchase right is associated with each issued and outstanding share of common stock. No additional registration fee is payable in respect thereof.

PROSPECTUS

USG Corporation

Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Rights
Purchase Contracts
Units
________________________

We will provide specific terms about any offering and the specific terms of the securities offered thereby in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. Our common stock trades on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “USG.”
Investing in our securities involves risks. Please consider carefully the specific factors set forth under the heading “Risk Factors” in our filings with the Securities and Exchange Commission and the applicable prospectus supplement.
________________________
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
________________________
The date of this prospectus is August 5, 2013.

In making your investment decision, you should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone else to provide you with different information. We are not offering these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated herein by reference is accurate as of any date other than the date on the front of the applicable document. Our business, financial condition, operating results and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed by us with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell any amount of securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference of Certain Documents.”
In this prospectus, except as otherwise indicated or as the context otherwise requires, “USG,” “we,” “our,” “us” and the “company” refer to USG Corporation, a Delaware corporation. In the discussion of our business in this prospectus, “we,” “our” and “us” also refer to our subsidiaries, unless the context requires otherwise.

FORWARD-LOOKING STATEMENTS

In this prospectus, including the information we incorporate by reference, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 related to management's expectations about future conditions. Actual business, market or other conditions may differ from management's expectations and, accordingly, may affect our sales and profitability or other results and liquidity. You can generally identify our forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will” or other similar words.
Actual results may differ due to various other factors, including:

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economic conditions, such as the levels of new home and other construction activity, employment levels, the availability of mortgage, construction and other financing, mortgage and other interest rates, housing affordability and supply, the levels of foreclosures and home resales, currency exchange rates and consumer confidence;

•	capital markets conditions and the availability of borrowings under our credit agreement or other financings;

•	competitive conditions, such as price, service and product competition;

•	shortages in raw materials;

•	changes in raw material and energy costs;

•	volatility in the assumptions used to determine the funded status of our pension plans;

•	the loss of one or more major customers and our customers' ability to meet their financial obligations to us;

•	capacity utilization rates for us and the industry;

•	our ability to expand into new geographic markets and the stability of such markets;

•	changes in laws or regulations, including environmental and safety regulations;

•	the satisfactory performance of certain business functions by third party service providers;

•	our ability to achieve anticipated savings from cost reduction programs;

•	the outcome in contested litigation matters;

•	the effects of acts of terrorism or war upon domestic and international economies and financial markets;

•	acts of God; and

•	the other risk factors listed from time to time in documents and reports filed by us with the SEC.
These risks and uncertainties are discussed in more detail under the headings “Risk Factors” and “Management's Discussion and Analysis of Results of Operations and Financial Condition” in our most recently filed annual report on Form 10-K and in the other documents and reports filed by us with the SEC. You may obtain copies of these documents and reports as described under the headings “Where You Can Find More Information” and “Incorporation by Reference of Certain Documents.”
Other factors and assumptions not identified above were also involved in the making of the forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. As a result, the trading prices of our securities could decline and you could lose a part or all of your investment. We have no obligation and make no undertaking to update or revise any forward-looking information.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet on the SEC's website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available at the offices of the New York Stock Exchange, Inc., 11 Wall Street, New York, New York 10005. For further information on obtaining copies of our public filings at the New York Stock Exchange, please call (212) 656-5060. In addition, we post our filed documents on our website at www.usg.com. Except for documents incorporated by reference into this prospectus, no information contained in, or that can be accessed through, our website is to be considered as part of this prospectus.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in this prospectus unless the information incorporated by reference was filed after the date of this prospectus. We incorporate by reference:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2012;

•	our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2013 and June 30, 2013;

•	our current reports on Form 8-K filed on March 22, 2013 and May 10, 2013;

•	the description of our common stock contained in our registration statement on Form 8-A dated April 16, 1993, including any amendment or report updating such description; and

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our registration statement on Form 8-A dated December 21, 2006, our registration statement on Form 8-A/A dated December 5, 2008, and our registration statement on Form 8-A/A dated March 22, 2013, which contain descriptions of the preferred stock purchase rights associated with each issued and outstanding share of common stock pursuant to the Rights Agreement, dated as of December 21, 2006, as amended, between us and Computershare Trust Company, N.A. (successor to Computershare Investor Services, LLC), including any amendment or report updating such description.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, until we sell all of the securities we are offering with this prospectus.

We will provide to you a copy of any or all of the above filings that have been incorporated by reference into this prospectus, excluding exhibits to those filings, upon your request, at no cost. Any request may be made by writing or calling us at the following address or telephone number:

USG Corporation 550 West Adams Street Chicago, Illinois 60661-3676 Attn: Corporate Secretary Telephone: (312) 436-4000

USG CORPORATION

We are a leading manufacturer and distributor of building materials. We produce a wide range of products for use in new residential, new nonresidential, and residential and nonresidential repair and remodel construction as well as products used in certain industrial processes. Our operations are organized into three reportable segments: North American Gypsum, Worldwide Ceilings and Building Products Distribution.

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North American Gypsum: North American Gypsum manufactures and markets gypsum and related products in the United States, Canada and Mexico. It includes United States Gypsum Company in the United States, the gypsum business of CGC Inc., or CGC, in Canada and USG Mexico, S.A. de C.V. in Mexico. North American Gypsum's products are used in a variety of building applications to finish the walls, ceilings and floors in residential, commercial and institutional construction and in certain industrial applications. Its major product lines include SHEETROCK® brand gypsum wallboard, a line of joint compounds used for finishing wallboard joints also sold under the SHEETROCK® brand name, DUROCK® brand cement board, FIBEROCK® brand gypsum fiber panels and SECUROCK® brand glass mat sheathing used for building exteriors and gypsum fiber and glass mat panels used as roof cover board.

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Worldwide Ceilings: Worldwide Ceilings manufactures and markets interior systems products in the United States, Canada, Mexico, Latin America and the Asia-Pacific region. It includes USG Interiors, LLC, the international interior systems business managed as USG International and the ceilings business of CGC. Worldwide Ceilings is a leading supplier of interior ceilings products used primarily in commercial applications. Worldwide Ceilings manufactures ceiling tile in the United States and ceiling grid in the United States, Canada and the Asia-Pacific region. It markets ceiling tile and ceiling grid in the United States, Canada, Mexico, Latin America and the Asia-Pacific region. It also manufactures and markets joint compound in Latin America and the Asia-Pacific region.

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Building Products Distribution: Building Products Distribution consists of L&W Supply Corporation and its subsidiaries, the leading distributor of gypsum wallboard and other building materials in the United States. It is a service-oriented business that stocks a wide range of construction materials. It delivers less-than-truckload quantities of construction materials to job sites and places them in areas where work is being done, thereby reducing the need for handling by contractors.

Our principal executive offices are located at 550 West Adams Street, Chicago, Illinois 60661-3676, and our telephone number is (312) 436-4000. We maintain an Internet website at www.usg.com. Except for documents incorporated by reference into this prospectus, no information contained in, or that can be accessed through, our website is to be considered as part of this prospectus.

USE OF PROCEEDS

Unless otherwise specified in the prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus and any accompanying prospectus supplement for general corporate purposes, which may include the repayment of indebtedness, working capital, capital expenditures and acquisitions. The specific allocation of the proceeds from a particular offering of securities will be described in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges for the periods indicated.

						Six Months Ended
	Year Ended December 31,					June 30,
	2008	2009	2010	2011	2012	2013

Ratio of Earnings to Fixed Charges(a)	--(b)	--(c)	--(d)	--(e)	0.2x(f)	1.2x

(a)For purposes of computing our ratio of earnings to fixed charges, earnings consist of earnings (loss) from continuing operations before income taxes and cumulative effect of accounting change plus interest expensed; and fixed charges consist of interest expensed, interest capitalized and amortized premiums, discounts and capitalized expenses related to indebtedness.
(b)As a result of a net loss, the amount of the coverage deficiency for the year ended December 31, 2008 was $609 million.
(c)As a result of a net loss, the amount of the coverage deficiency for the year ended December 31, 2009 was $343 million.
(d)As a result of a net loss, the amount of the coverage deficiency for the year ended December 31, 2010 was $447 million.
(e)As a result of a net loss, the amount of the coverage deficiency for the year ended December 31, 2011 was $410 million.
(f)As a result of a net loss, the amount of the coverage deficiency for the year ended December 31, 2012 was $170 million.

DESCRIPTION OF DEBT SECURITIES

We have summarized certain general terms and provisions of the debt securities that we may offer under this prospectus below. The particular terms of a series of debt securities offered by a prospectus supplement will be described in that prospectus supplement.
The debt securities may be issued under, and entitled to the benefits of, an indenture between us and U.S. Bank National Association, as successor trustee, which we refer to as the indenture, as from time to time supplemented.
We have summarized selected provisions of the indenture below. The following summary does not purport to be a complete description of the indenture, which has been incorporated by reference in this registration statement, and is subject to the detailed provisions of, and qualified in its entirety by reference to, the indenture, including any terms deemed to be a part thereof by the Trust Indenture Act of 1939. Capitalized terms used herein without definition have the respective meanings given such terms in the indenture.
As used under this heading “Description of Debt Securities,” the words “company,” “we,” “our,” “ours” and “us” refer to USG Corporation, the issuer of the debt securities, and not to any of its consolidated subsidiaries.
General

The indenture does not limit the aggregate principal amount of debt securities that we may issue thereunder. We may issue our debt securities from time to time in one or more series with the same or different terms. All debt securities of any one series need not be issued at the same time, and unless otherwise provided, a series of debt securities may be reopened, without the consent of the holders of outstanding debt securities, for issuances of additional debt securities of that series or to establish additional terms of that series of debt securities (with such additional terms applicable only to unissued or additional debt securities of that series). The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth in an officers' certificate or in a supplemental indenture to the indenture.
We will set forth the particular terms of debt securities we offer, as well as any modifications or additions to the general terms of the indenture, in a prospectus supplement relating to the offer of those debt securities, including some or all of the following terms, to the extent required:

•	the title of the debt securities;

•	any limit upon the aggregate principal amount of the debt securities that may be issued;

•	any guarantees applicable to the debt securities, and any subordination provisions or other limitations applicable to any such guarantees;

•	the percentage of the principal amount at which the debt securities will be offered, if other than 100%;

•	the date or dates on which the principal of the debt securities is payable;

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the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable and the record dates for the determination of holders of the debt securities to whom interest is payable;

•	the place or places where the principal and interest on the debt securities will be payable and where the debt securities may be surrendered for conversion or exchange;

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whether any of the debt securities are to be redeemable at our option and, if so, the price or prices at which, the period or periods within which and the terms and conditions upon which the debt securities may be so redeemed, in whole or in part, at our option, pursuant to any sinking fund or otherwise;

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if other than the principal amount, the portion of the principal amount of debt securities that will be payable upon declaration of acceleration of the maturity upon occurrence of an event of default under the indenture;

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our obligation, if any, to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the price or prices at which, process by which, period or periods within which and terms and conditions upon which the debt securities will be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

•	if other than denominations of $1,000 and any integral multiple of $1,000, the denominations, which may be in U.S. dollars or any foreign currency, in which the debt securities will be issuable;

•	the form of the debt securities, including such legends as required by law or as we deem necessary or appropriate and the form of any coupons or temporary global security that may be issued;

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if other than U.S. dollars, the currency or currencies in which payments of principal of or interest on the debt securities will be made or in which the debt securities will be denominated and the particular provisions applicable thereto;

•	whether the debt securities of the series are issuable in tranches;

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whether, and under what circumstances, the debt securities of the series may be convertible into debt securities of any other series or convertible into or exchangeable for our common stock or any series of our preferred stock, whether such conversion or exchange is mandatory, at the option of the holder or at our option, and any provisions pursuant to which the number of shares of our common stock or any series of our preferred stock that the holders of the series of debt securities receive would be subject to adjustment;

•	if other than U.S. Bank National Association, any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities;

•	any deletions from, modifications of or additions to the events of default or our covenants under the indenture;

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whether, under what circumstances and the currency in which we will pay additional amounts on the debt securities to non-U.S. holders of the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts (and the terms of such option); and

•	any other terms or conditions upon which the debt securities of the series are to be issued, which will not be inconsistent with the provisions of the indenture.
Unless otherwise indicated in the applicable prospectus supplement, we will issue debt securities in fully registered form without coupons and in denominations of $1,000 and in integral multiples of $1,000, and interest will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date or the maturity date falls on a day that is not a Business Day, then the payment will be made on the next Business Day without additional interest and with the same effect as if it were made on the originally scheduled date. As used under this heading “Description of Debt Securities,” “Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York, and on which commercial banks are open for business in New York, New York.
Unless otherwise indicated in the applicable prospectus supplement, principal of and interest and premium, if any, on the debt securities will be payable at the office of the trustee. Unless otherwise indicated in the applicable prospectus supplement, the trustee will act as paying agent and registrar under the indenture. We may act as paying agent or registrar under the indenture.
Covenants Contained in the Indenture

Limitation on Liens

The indenture provides that, so long as any of the debt securities remain outstanding, we will not and will not permit any Restricted Subsidiary (as defined below) to issue, assume or guarantee any indebtedness for money borrowed, referred to herein as indebtedness, that is secured by a mortgage, pledge, security interest or other lien or encumbrance, referred to herein as a lien, upon or with respect to any Principal Property (as defined below) or on the capital stock of any Restricted Subsidiary unless:

•	we secure the debt securities equally and ratably with (or prior to) any and all other obligations and indebtedness secured by that lien; or

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the aggregate amount of all of our consolidated indebtedness secured by liens (other than permitted liens) on any of our Principal Properties or on the capital stock of any of our Restricted Subsidiaries, including all Attributable Debt (as defined below) in respect of sale and leaseback transactions existing at that time, would not exceed the greater of 15% of our Consolidated Net Tangible Assets (as defined below) and $200,000,000, with the exception of transactions that are not subject to the limitation described in “- Limitation on Sale and Leaseback Transactions” below.

The above limitation will not apply to some types of permitted liens. Therefore, the indebtedness secured by those permitted liens is excluded in computing indebtedness for purposes of this limitation. These permitted liens include:

•	liens existing as of the date of the indenture;

•	liens on property or assets of, or any shares of stock or securing indebtedness of, any corporation existing at the time such corporation becomes a consolidated subsidiary;

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liens on property, assets, shares of stock or securing indebtedness existing at the time of an acquisition, including an acquisition through merger or consolidation, and liens to secure indebtedness incurred prior to, at the time of or within 180 days after the later of the completion of the acquisition, or the completion of the construction, improvement or renovation and commencement of the operation of, any such property, for the purpose of financing all or any part of the purchase price or construction cost of that property;

•	liens to secure specified types of development, operation, construction, alteration, repair or improvement costs;

•	liens in favor of, or which secure indebtedness owing to, us or a consolidated subsidiary;

•	liens in connection with government contracts, including the assignment of moneys due or to come due on those contracts;

•	certain types of liens in connection with legal proceedings and judgments;

•	certain types of liens arising in the ordinary course of business and not in connection with the borrowing of money such as mechanics', materialmen's, carriers', landlord's or other similar liens;

•	liens on property securing obligations issued by a domestic governmental issuer to finance the cost of an acquisition or construction of that property;

•	extensions, substitutions, replacements or renewals of the foregoing if the principal amount of the indebtedness secured thereby is not increased and is not secured by any additional assets;

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liens currently or hereafter existing or arising securing indebtedness or any other obligations under our senior credit facility or any renewals, amendments, increases, extensions, replacements or refinancings thereof;

•	liens arising from the granting of a license to any person in the ordinary course of business, provided that such liens attach only to the assets subject to such license;

•	liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder;

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liens incurred with respect to rights of agents for collection for us under assignments of chattel paper, accounts, instruments or general intangibles for purposes of collection in the ordinary course of business;

•	liens existing or deemed to exist in connection with securitization transactions;

•	liens securing obligations under swap agreements and related netting agreements;

•	liens created by sales contracts on assets subject to such contract;

•	liens consisting of the interest of any lessee under any lease or sublease on such property;

•	liens attaching or resulting in connection with any letter of intent or purchase agreement relating to such property;

•	liens for taxes, assessments or other governmental charges; and

•	easements, zoning restrictions, rights of way and similar encumbrances on real property that do not secure monetary obligations.
Limitation on Sale and Leaseback Transactions

The indenture provides that, so long as any of the debt securities remains outstanding, neither we nor any Restricted Subsidiary may enter into any arrangement with any person (other than among ourselves and/or our Restricted Subsidiaries) pursuant to which we or a Restricted Subsidiary agree to lease any Principal Property which has been or is to be sold or transferred more than 180 days after the later of the date (1) on which such Principal Property has been acquired by us or a Restricted Subsidiary and (2) of completion of construction and commencement of full operation thereof, by us or a Restricted Subsidiary to that person, referred to herein as a Sale and Leaseback Transaction. Sale and Leaseback Transactions with respect to facilities financed with specified tax exempt securities are excepted from the definition. This covenant does not apply to leases of a Principal Property for a term of less than three years.
This limitation also does not apply to any Sale and Leaseback Transaction if:

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the net proceeds to us or a Restricted Subsidiary from the sale or transfer equal or exceed the fair value, as determined by our board of directors or the governing body of the affected Restricted Subsidiary, as the case may be, of the Principal Property so leased;

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we or the Restricted Subsidiary could incur indebtedness secured by a lien on the Principal Property to be leased pursuant to the terms discussed in “- Limitation on Liens” above in an amount equal to the Attributable Debt with respect to the Sale and Leaseback Transaction without equally and ratably securing the senior debt securities; or

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we or our Restricted Subsidiaries within 180 days after the effective date of the Sale and Leaseback Transaction apply an amount equal to the fair value as determined by our board of directors or the governing body of the affected Restricted Subsidiary, as the case may be, of the Principal Property so leased to:

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the prepayment or retirement of our Funded Debt (as defined below), which may include debt securities; provided, however, that in lieu of applying all or any part of such net proceeds or fair market value to such retirement, we may at our option (1) deliver to the trustee debt securities previously purchased or otherwise acquired by us or (2) receive credit for debt securities previously redeemed by us, which, in either case, have not previously been applied by us in lieu of retiring Funded Debt as required pursuant to this restriction. If we shall so deliver such debt securities to the trustee (or receive credit for debt securities so delivered), the amount of cash which we shall be required to apply to the retirement of Funded Debt pursuant to this restriction shall be reduced by an amount equal to the aggregate principal amount of such debt securities; or

•	the acquisition of additional real property.
Certain Definitions

The terms set forth below are defined in the indenture as follows:
“Attributable Debt,” in respect of the Sale and Leaseback Transactions described above, means as of any particular time, the present value, calculated using a rate of interest implicit in such transaction determined in accordance with generally accepted accounting principles in the United States, of the obligation of a lessee for rental payments during the remaining term of any lease, including any period for which that lease has been extended or may, at the option of the lessor, be extended after excluding all amounts required to be paid in respect of maintenance and repairs, insurance, taxes, assessments, water and utility rates, management fees and similar charges.
“Consolidated Net Tangible Assets” means the aggregate amount of assets, reduced by applicable reserves and other properly deductible items, after deducting:

•	all current liabilities, excluding the current portion of any Funded Debt and any other current liabilities constituting Funded Debt because it is extendible or renewable; and

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all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other similar intangibles, all as set forth on our books and records and those of our consolidated subsidiaries and computed in accordance with generally accepted accounting principles in the United States.

“Funded Debt” means all indebtedness (other than intercompany indebtedness among us and our subsidiaries) for the repayment of money borrowed, whether or not evidenced by a bond, debenture, note or similar instrument or agreement, having a final maturity of more than 12 months after the date of its creation or having a final maturity of less than 12 months after the date of its creation but by its terms being renewable or extendible beyond 12 months after such date at the option of the borrower (excluding obligations under any Capital Leases). When determining “Funded Debt,” indebtedness will not be included if, on or prior to the final maturity of that indebtedness, we have deposited the necessary funds for the payment, redemption or satisfaction of that indebtedness in trust with the proper depositary.
“Principal Property” means, as of any date any lien thereon is to become effective, any building, structure or other facility, together with the land upon which it is erected and any fixtures which are a part of the building, structure or other facility, used primarily for manufacturing, processing or production (other than any such land, building, structure or other facility or portion thereof which is a pollution control facility or sewage or waste disposal facility), in each case located in the United States, and owned or leased or to be owned or leased by us or any consolidated subsidiary, and in each case the net book value of which as of that date exceeds 1% of our Consolidated Net Tangible Assets as shown on the consolidated balance sheet contained in our then latest filing with the SEC, other than any such land, building, structure or other facility or portion thereof which is financed through the issuance of tax-exempt government obligations or which in the opinion of our board of directors, is not of material importance to the total business conducted by us and our consolidated subsidiaries, considered as one enterprise.
“Restricted Subsidiary” means a subsidiary of our company that owns a Principal Property.
Restrictions on Mergers and Sales of Assets

The indenture permits a consolidation or merger between us and another entity and/or the sale or transfer by us of all or substantially all of our property and assets, provided that:

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the resulting or acquiring entity, if other than us, is organized and existing under the laws of a U.S. jurisdiction and assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the indenture;

•	immediately after the transaction, and giving effect to the transaction, no event of default under the indenture exists;

•
if, as a result of such transaction, our properties or assets or any Restricted Subsidiary's properties or assets would become subject to a lien not permitted under the indenture without equally and ratably securing the debt securities, steps must have been taken to secure the debt securities equally and ratably with all indebtedness secured by such lien; and

•
we have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that the transaction and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture comply with the indenture and that all conditions precedent to the transaction contained in the indenture have been satisfied.

If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets in compliance with the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, such successor entity may exercise our rights and powers under the indenture, in our name and, except in the case of a lease, we will be released from all our liabilities and obligations under the indenture and under the debt securities issued thereunder.
Notwithstanding the foregoing provisions, we may transfer all of our property and assets to another entity if, immediately after giving effect to the transfer, such corporation is our Wholly Owned Restricted Subsidiary (as defined below).
The term “Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary in which we and/or our other wholly owned subsidiaries own all of the outstanding capital stock (other than directors' qualifying shares).
Modification and Waiver

Under the indenture, certain of our rights and obligations and certain of the rights of the holders of the debt securities may be modified or amended with the consent of the holders of not less than a majority of the total principal amount of the outstanding debt securities affected by the modification or amendment. However, the following modifications and amendments will not be effective against any holder without its consent:

•	a change in the stated maturity date of any payment of principal or interest;

•	a reduction in the principal amount of, or premium or interest on, any debt securities;

•	a change in place of payment where, or the currency in which, any payment on the debt securities is payable;

•	an impairment of a holder's right to sue us and our subsidiaries for the enforcement of payments due on the debt securities; or

•
a reduction in the percentage of outstanding debt securities required to consent to a modification or amendment of the indenture or required to consent to a waiver of compliance with certain provisions of the indenture or certain defaults under the indenture.

Under the indenture, the holders of at least a majority of the total principal amount of the outstanding debt securities may, on behalf of all holders of the debt securities:

•	waive compliance by us with certain restrictive provisions of the indenture; and

•	waive any past default under the indenture, except:

•	a default in the payment of the principal of, or any premium or interest on, any debt securities; or

•	a default under any provision of the indenture which itself cannot be modified or amended without the consent of the holders of each outstanding debt security.
Events of Default

The term “event of default,” when used in the indenture, means any of the following:

•	failure to pay interest on any debt securities for 30 days after the payment is due;

•	failure to pay the principal of, or any premium on, any debt security when due;

•
failure to perform any other covenant in the indenture that applies to the debt securities for 60 days after we have received written notice of the failure to perform in the manner specified in the indenture;

•
there occurs any default under any debt of the company having an outstanding principal amount in excess of $50 million in the aggregate which, as a result thereof, the holder(s) of such debt or a trustee or agent acting on their behalf have declared such debt to be due prior to its stated maturity date, or the company is required to repurchase or redeem such debt prior to its stated maturity and, in either case, such debt has not been discharged in full or such acceleration or redemption has not been rescinded or annulled within 30 days of the effectiveness thereof; or

•	certain events involving bankruptcy, insolvency or reorganization.
If an event of default occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities, by notice in writing to us, may declare the entire principal of all the debt securities to be due and payable immediately, except that, if the event of default is caused by certain events in bankruptcy, insolvency or reorganization, the entire principal of all of the debt securities will become due and payable immediately without any act on the part of the trustee or holders of the debt securities. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities can, subject to conditions, rescind the declaration.
The indenture requires us to file an officer's certificate with the trustee each year that states, to the knowledge of the certifying officer, no defaults exist under the terms of the indenture. The trustee may withhold notice to the holders of debt securities of any default, except defaults in the payment of principal, premium or interest, if it considers the withholding of notice to be in the best interests of the holders. For purposes of this paragraph, “default” means any event which is, or after notice or lapse of time or both would become, an event of default under the indenture.
The trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders of debt securities, unless the holders offer the trustee reasonable indemnification. If reasonable indemnification is provided, then, subject to other rights of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; or

•	exercising any trust or power conferred upon the trustee.
The holder of a debt security will have the right to begin any proceeding with respect to the indenture or for any remedy only if:

•	the holder has previously given the trustee written notice of a continuing event of default;

•
the holders of at least 25% in aggregate principal amount of the outstanding debt securities have made a written request of, and offered reasonable indemnification to, the trustee to begin such proceeding;

•	the trustee has not started such proceeding within 60 days after receiving the request; and

•	the trustee has not received directions inconsistent with such request from the holders of a majority in aggregate principal amount of the outstanding debt securities during those 60 days.
However, the holder of any debt security will have an absolute right to receive payment of principal of, and any premium and interest on, the debt security when due and to institute suit to enforce this payment.
Defeasance and Discharge

Defeasance and Discharge

We will be discharged from our obligations on the debt securities if:

•
we deposit with the trustee, in trust, sufficient money or U.S. Government Obligations (as defined below), or a combination, to pay the principal, any interest, any premium and any other sums due on the debt securities, on the dates the payments are due under the indenture and the terms of the debt securities;

•
we deliver to the trustee an opinion of counsel that states that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if no deposit had been made; and

•
we deliver to the trustee an opinion of counsel that states that if the debt securities are listed on any domestic or foreign securities exchange, the debt securities will not be delisted as a result of the deposit.

The term “U.S. Government Obligations” means direct obligations of the United States of America backed by the full faith and credit of the United States.
In the event that we deposit money and/or U.S. Government Obligations in trust and discharge our obligations under debt securities as described above, then:

•
the indenture will no longer apply to the debt securities; however, certain obligations to compensate, reimburse and indemnify the trustee, to register the transfer and exchange of debt securities, to replace lost, stolen or mutilated debt securities and to maintain paying agencies and the trust funds will continue to apply; and

•	holders of debt securities can only look to the trust fund for payment of principal of, or any premium or interest on, the debt securities.
Defeasance of Certain Covenants and Certain Events of Default

If we make the deposit and deliver the opinion of counsel described under the heading “- Defeasance and Discharge” above, we will not have to comply with the restrictive covenants contained in the indenture.
In the event of a defeasance, our obligations under the indenture and the debt securities, other than with respect to the restrictive covenants and related events of default specifically referred to above, will remain in effect.
If we exercise our option not to comply with the covenants listed above and the debt securities become immediately due and payable because an event of default has occurred, other than as a result of the event of default specifically referred to above, the amount of money and/or U.S. Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities on the date the payments are due under the indenture and the terms of the debt securities, but may not be sufficient to pay amounts due at the time of acceleration. However, we would remain liable for the balance of the payments.
Substitution of Collateral

We can, at any time, withdraw any money or U.S. Government Obligations deposited pursuant to the defeasance provisions described above if we simultaneously substitute other money and/or U.S. Government Obligations which would satisfy our payment obligations on the debt securities pursuant to the defeasance provisions applicable to the debt securities.
Global Debt Securities and Book-Entry System

Unless otherwise indicated in the applicable prospectus supplement, we will issue each debt security in book-entry form only. Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for any security for this purpose is called the “depositary” for that security. The depositary holds the debt securities on behalf of other financial institutions that participate in the depositary's book-entry system; these participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers. Under the indenture, only the person in whose name a security is registered is recognized as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the securities, including deliveries of any property other than cash, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities. As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect owners, and not holders, of the securities.
The Depository Trust Company, or DTC, will act as the depositary for the debt securities. The debt securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered security certificate will be issued for each issue of debt securities, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such issue.

The following information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy or completeness thereof.
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from countries that DTC's participants, referred to herein as direct participants, deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, referred to herein as indirect participants. The DTC Rules applicable to its participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.
Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC's records. The ownership interest of each actual purchaser of each debt security, or the beneficial owner, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.
To facilitate subsequent transfers, all debt securities deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC's records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of debt securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the debt securities, such as redemptions, tenders, defaults and proposed amendments to the security documents. For example, beneficial owners of debt securities may wish to ascertain that the nominee holding the securities for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.
Redemption notices will be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.
Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to securities unless authorized by a direct participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts securities are credited on the record date (identified in a listing attached to the omnibus proxy).
Redemption proceeds, distributions and dividend payments on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts upon DTC's receipt of funds and corresponding detail information from us or our agent, on payable date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC (or its nominee), our agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or our agent. Disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a debt security; for maintaining, supervising or reviewing any records relating to such beneficial ownership interests; or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the beneficial owners of interests in a debt security.
DTC may discontinue providing its services as depositary with respect to the debt securities at any time by giving reasonable notice to us or our agent. Under such circumstances, in the event that a successor depositary is not obtained, certificates for the debt certificates are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificates for the debt securities will be printed and delivered.
Notices

We will give notices by mail to holders at the addresses listed in the security register.
Replacement of Securities

We will replace any mutilated security at the holder's expense upon surrender of the security to the trustee. We will replace securities issued pursuant to the indenture that become destroyed, stolen or lost at the holder's expense upon delivery to the trustee of the security or evidence of the destruction, loss or theft satisfactory to us and the trustee. In the case of a destroyed, lost or stolen security issued pursuant to the indenture, an indemnity satisfactory to the trustee and us may be required at the holder's expense before we will issue a replacement security.
Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.
Information Concerning the Trustee

U.S. Bank National Association, is the trustee under the indenture. From time to time, we maintain deposit accounts and conduct other banking transactions with the trustee in the ordinary course of business.

DESCRIPTION OF COMMON STOCK

The following summary description sets forth some of the general terms and provisions of our common stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of the common stock, you should refer to the provisions of our Restated Certificate of Incorporation, as corrected and amended (our “Restated Certificate of Incorporation”), our Amended and Restated By-laws (our “By-laws”) and the form of stock certificate, each of which has been incorporated by reference as an exhibit to this registration statement.
General

The total number of shares of capital stock that we have authority to issue is 236 million, consisting of 200 million shares of common stock, par value $0.10 per share, and 36 million shares of preferred stock, par value $1.00 per share. As of June 30, 2013, approximately 108.6 million shares of common stock were outstanding, and no shares of preferred stock were outstanding.
The issued and outstanding shares of common stock are validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any preferred stock, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at the times and in the amounts as our board of directors may from time to time determine. We have not paid a dividend on our common stock since the first quarter of 2001 and have no plans to do so in the foreseeable future. Our credit agreement limits our ability to pay a dividend or repurchase our stock unless specified borrowing availability and fixed charge coverage ratio tests are met, and it prohibits payment of a dividend if a default exists under the agreement. The terms of our 10% convertible senior notes provide for certain anti-dilution adjustments in the event that we make a dividend or other distribution to all or substantially all of the holders of our common stock. Further, in the event we enter into additional debt financing arrangements, our ability to pay cash dividends on our common stock is likely to be restricted under those documents.
Upon liquidation, dissolution or winding up of our company, the holders of common stock are entitled to receive pro rata the assets of the company that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of holders of any preferred stock then outstanding. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption rights or sinking fund provisions with respect to the common stock. There is no liability for further calls or for assessments by us.
Certain Provisions of the Restated Certificate of Incorporation and By-laws

Our Restated Certificate of Incorporation and By-laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless the takeover or change in control is supported by our board of directors. The provisions may also render the removal of the current board more difficult.
Our Restated Certificate of Incorporation provides for three classes of directors, each of which is to be elected on a staggered basis for a term of three years. At present, our board of directors is composed of nine directors.
The affirmative vote or consent of at least 80% of the voting power of all of our stock entitled to vote in the election of directors is required to approve certain types of transactions with a beneficial owner of more than 5% of the outstanding shares of any class of our stock that is entitled to vote generally in the election of directors. The transactions include a merger or consolidation of us or any of our subsidiaries, sale of all or substantially all of our assets or any of our subsidiaries or the sale or lease of any assets (except assets having an aggregate fair market value of less than $10 million) in exchange for certain types of securities. Our board of directors may render the super-majority voting requirements inapplicable by (a) approving a memorandum of understanding with the other corporation, person or entity with respect to such a transaction prior to the time that the corporation, person or entity becomes the beneficial owner of more than 5% of any class of voting stock or (b) approving such a transaction after the time that the greater than 5% holder acquires such beneficial ownership if a majority of the members of our board approving the transaction were duly elected and acting members of our board prior to the time that the other corporation, person or entity became a greater than 5% stockholder.
Any action to be taken at any annual or special meeting of our stockholders may only be taken without a meeting if a consent in writing is signed by the holders of at least 80% of the voting power entitled to vote with respect to that subject matter.

The provisions in our Restated Certificate of Incorporation described above may only be amended by 80% of the voting power entitled to vote in the election of directors.
In addition, on May 9, 2013, we filed an amendment, or the Protective Amendment, to our Restated Certificate of Incorporation that restricts certain transfers of our common stock. The Protective Amendment is intended to protect the tax benefits of our net operating loss carryforwards. Subject to certain limited exceptions, the Protective Amendment's transfer restrictions would restrict any person from transferring our common stock (or any interest in our common stock) if the transfer would result in a stockholder (or several stockholders, in the aggregate, who hold their stock as a “group” under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code) owning 4.9% or more of our common stock. Any direct or indirect transfer attempted in violation of the Protective Amendment would be void as of the date of the prohibited transfer as to the purported transferee, and the purported transferee would not be recognized as the owner of the shares attempted to be owned in violation of the Protective Amendment for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of that common stock, or in the case of options, receiving our common stock in respect of their exercise. The Protective Amendment is effective until the earlier of (i) May 9, 2016, (ii) the repeal of Section 382 of the Code if our board of directors determines that the Protective Amendment is no longer necessary for the preservation of tax benefits, (iii) the first day of a taxable year as to which our board of directors determines that no tax benefits may be carried forward, or (iv) such other date as determined by our board of directors pursuant to the Protective Amendment.
Future Issuance of Preferred Stock

As of the date of this prospectus, there are no shares of preferred stock issued or outstanding. Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in one or more series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of common stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights that could adversely affect the holders of shares of common stock.
Certain Provisions of Delaware Law

We are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware, or the DGCL. In general, Section 203 of the DGCL prohibits us from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless the business combination is approved in a prescribed manner. Business combinations, for purposes of Section 203 of the DGCL, include mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of our voting stock, but excludes persons who acquire over 85% of our voting stock in a tender offer.
Agreement with Berkshire Hathaway Inc.

In January 2006, in connection with the rights offering we effected to finance a portion of the payments required by our plan of reorganization, or the 2006 Rights Offering, we entered into an equity commitment agreement with Berkshire Hathaway, Inc., or Berkshire Hathaway, our largest stockholder, to provide a backstop commitment with respect to the 2006 Rights Offering. In connection with that commitment, Berkshire Hathaway acquired 6.97 million shares of our common stock. These shares included 6.5 million shares underlying rights distributed to Berkshire Hathaway in connection with the shares it beneficially owned as of June 30, 2006 and 469,274 shares underlying rights distributed to other stockholders that were not exercised in the 2006 Rights Offering. A total of 44.92 million shares of our common stock were distributed in connection with the 2006 Rights Offering, including the shares issued to Berkshire Hathaway. We agreed that during the time that Berkshire Hathaway owns USG equity securities, Berkshire Hathaway will be exempted from any stockholder rights plan, except that our board of directors may adopt a stockholder rights plan that restricts Berkshire Hathaway from acquiring (although it may continue to hold) beneficial ownership of more than 50% of USG's voting securities, on a fully diluted basis, other than pursuant to an offer to acquire all shares of our common stock that is open for at least 60 calendar days.

Stockholder Rights Plan

We have a stockholder rights plan, or the Rights Plan, established under the terms of a rights agreement, or the Rights Agreement. Our board of directors adopted the Rights Plan to protect our stockholders from coercive takeover practices or takeover bids that are inconsistent with their best interests.
On March 22, 2013, our board of directors approved an amendment to the Rights Agreement in an effort to protect our net operating loss carryforwards during the effective period of the amendment. Under this amendment, if any person becomes the beneficial owner of 4.9% or more of our common stock, stockholders other than the 4.9% triggering stockholder will have the right to purchase additional shares of our common stock at half the market price, thereby diluting the triggering stockholder; provided that stockholders whose beneficial ownership exceeded 4.9% of our common stock outstanding on March 22, 2013 will not be deemed to have triggered the Rights Agreement, as amended, so long as they do not thereafter acquire additional common stock other than in certain specified exempt transactions. In addition, a person generally will not be deemed to have triggered the Rights Agreement, as amended, by virtue of the conversion of our convertible notes.
The amendment to the Rights Agreement is effective until the earlier of (i) March 22, 2016, (ii) the date on which our board of directors determines that the amendment is no longer necessary for the provision of certain tax benefits because of the repeal of Section 382 of the Code, (iii) the first day of a taxable year as to which our board of directors determines that no tax benefits may be carried forward, or (iv) such other date as our board of directors determines that the amendment is no longer necessary for the preservation of tax benefits. Upon expiration of the amendment to the Rights Agreement, the triggering threshold level under the Rights Plan will revert to the 15% level in effect prior to the amendment, unless our board of directors determines otherwise. Our stockholders ratified, on an advisory basis, the amendment to the Rights Agreement at our 2013 annual meeting of stockholders.
Prior to the adoption of the amendments to the Rights Agreement described above, under the Rights Plan, if any person or group were to acquire beneficial ownership of 15% or more of our then-outstanding voting stock, stockholders other than the 15% triggering stockholder would have had the right to purchase additional shares of our common stock at half the market price, thereby diluting the triggering stockholder. Berkshire Hathaway (and certain of its affiliates) will not trigger the rights unless Berkshire Hathaway and its affiliates acquire beneficial ownership of more than 50% of our voting stock on a fully diluted basis.
The rights issued pursuant to the Rights Agreement will expire on January 2, 2017. However, our board of directors has the power to accelerate or extend the expiration date of the rights. In addition, a board committee composed solely of independent directors will review the Rights Agreement at least once every three years to determine whether to modify the Rights Plan in light of all relevant factors. This review was most recently conducted in November 2012. The next review is required by the end of 2015.
Limitations on Liability and Indemnification of Directors and Officers

Our Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by the DGCL. In addition, our By-laws and separate indemnification agreements provide that we must indemnify our directors and officers to the extent permitted by the DGCL.
Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF PREFERRED STOCK

Under our Restated Certificate of Incorporation, our board of directors may direct the issuance of up to 36 million shares of preferred stock, par value $1.00 per share, in one or more series and with rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, that are fixed in the Restated Certificate of Incorporation or that may be fixed or designated by the board of directors pursuant to a certificate of designation without any further vote or action by our stockholders. Under our Restated Certificate of Incorporation, two million shares of Junior Participating Preferred Stock, Series C, par value $1.00 per share, have been designated for possible issuance. Additionally, pursuant to a certificate of designation, two million shares of Junior Participating Preferred Stock, Series D, par value $1.00 per share, have been designated for possible issuance. Each right issued under our Rights Plan will, upon the occurrence of a triggering event under the Rights Agreement, entitle the holder of the right, other than the triggering stockholder, to purchase 1/100th of a share of the Junior Participating Preferred Stock, Series D. As of the date of this prospectus, the board of directors has not designated any additional series of preferred stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of USG. Preferred stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular series of preferred stock will be described in the prospectus supplement relating to that series. The description of preferred stock set forth below and the description of the terms of a particular series of preferred stock set forth in the related prospectus supplement do not purport to be complete and are qualified in their entirety by reference to the certificate of designation relating to that series.
As of the date of this prospectus, there are no shares of preferred stock issued or outstanding.
The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by our Restated Certificate of Incorporation or the certificate of designation relating to such series. A prospectus supplement will specify the terms of the preferred stock, including the following:

•	the maximum number of shares to constitute the series and the distinctive designation thereof;

•
the annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the conditions and dates upon which such dividends shall be payable, the relation that such dividends shall bear to the dividends payable on any other class or classes of stock and whether such dividends shall be cumulative or non-cumulative;

•
whether the shares of such series shall be subject to redemption and, if made subject to such redemption, the price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares may be redeemed and any accumulated dividends thereon that the holders of shares of the series shall be entitled to receive upon the redemption thereof;

•
the liquidation preference, if any, and any accumulated dividends thereon, that the holders of shares of the series shall be entitled to receive upon the liquidation, dissolution or winding up of our affairs;

•
whether or not the shares of the series will be subject to operation of a retirement or sinking fund, and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

•
the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, debt securities or shares of any other class or classes of our capital stock or of a third party or of any other series of the same class, including the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange and whether such conversion or exchange is mandatory or optional;

•	the extent, if any, to which the holders of the shares of such series shall be entitled to vote with respect to the election of directors or otherwise;

•	the restrictions, if any, on the issue or reissue of any additional preferred stock; and

•	the rights of the holders of the shares of such series upon the dissolution, or upon the distribution of assets, of the company.

In the event of any voluntary liquidation, dissolution or winding up of our affairs, the holders of any series of any class of preferred stock shall be entitled to receive in full out of our assets, including our capital, before any amount shall be paid or distributed among the holders of the common stock or any other shares ranking junior to such series, the amounts fixed by our board of directors with respect to such series and set forth in the applicable prospectus supplement plus an amount equal to all dividends accrued and unpaid thereon to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up of our affairs. After payment to the holders of the preferred stock of the full preferential amounts to which they are entitled, the holders of preferred stock, as such, shall have no right or claim to any of our remaining assets.
If liquidating distributions shall have been made in full to all holders of preferred stock, our remaining assets shall be distributed among the holders of any other classes or series of capital stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective numbers of shares.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary shares (either separately or together with other securities) representing fractional interests in our debt securities or preferred stock of any series. The following description sets forth certain general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares to which any prospectus supplement may relate and the extent, if any, to which the general terms and provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the depositary shares, deposit agreements and depositary receipts described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable deposit agreement and depositary receipts for additional information before you decide whether to purchase any of our depositary shares.
In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of the security related to the depositary shares, we will deposit the debt securities or shares of our preferred stock with the relevant depositary and will cause the depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest in the debt security or share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the debt security or preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange, redemption, sinking fund, repayment at maturity, subscription and liquidation rights).

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, common stock, preferred stock, depositary shares, or any combination thereof, with or without the payment of separate consideration therefor (including by means of a dividend or similar distribution to holders of our outstanding securities). We may issue warrants independently or together with any other securities offered by a prospectus supplement. Warrants may be attached to or separate from such securities and may or may not be transferable. Each series of warrants will be issued under a separate warrant agreement we will enter into with a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. In connection with any warrants, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriters will agree to purchase any securities underlying such warrants that remain unpurchased upon the expiration of such warrants.
To the extent appropriate, the applicable prospectus supplement will describe the specific terms of the warrants offered thereby, including the following:

•	the title of the warrants, which may be denominated as share purchase rights or subscription rights;

•	the aggregate number of the warrants;

•	the price or prices, if any, at which the warrants will be issued;

•	the extent to which the warrants are not transferable;

•	the designation, number or principal amount and terms of the debt securities, common stock, preferred stock and/or depositary shares purchasable upon exercise of the warrants;

•	the designation and terms of the other securities, if any, with which the warrants are issued and the number of warrants issued with each security;

•	the date, if any, on and after which the warrants and the related underlying securities will be separately transferable;

•	whether the warrants will be issued in registered form or bearer form;

•	the price at which each underlying security purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	the identity of the warrant agent;

•	the maximum or minimum number of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	in connection with warrants denominated as subscription rights, the extent of any over-subscription privilege with respect to unsubscribed securities;

•	the material terms of any standby underwriting arrangement entered into by us in connection with any warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of the warrants.

DESCRIPTION OF RIGHTS

We may issue subscription rights to purchase shares of our common stock or preferred stock. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other investors pursuant to which the underwriters or other investors may be required to purchase any securities remaining unsubscribed for after such offering.
To the extent appropriate, the applicable prospectus supplement will describe the specific terms of the subscription rights offered thereby, including the following:

•	the date of determining the stockholders entitled to the rights distribution;

•	the price, if any, for the subscription rights;

•	the exercise price payable for each share of common stock or preferred stock upon the exercise of the subscription rights;

•	the number of subscription rights issued to each stockholder;

•	the number and terms of the shares of common stock or preferred stock that may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities;

•	the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights; and

•	any other terms of the subscription rights, including terms, procedures and limitations relating to the transferability, exchange and exercise of the subscription rights.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or varying number of debt securities, shares of our common stock or preferred stock, depositary shares, warrants, rights or other property or any combination of the above, at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or varying number of debt securities, shares of our common stock or preferred stock, depositary shares, warrants, rights or other property. The price of such debt securities, shares of our common stock or preferred stock, depositary shares, warrants, rights or other property may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula described in the purchase contracts. We may issue purchase contracts separately or as a part of units each consisting of a purchase contract and debt securities, preferred securities, warrants, rights or other obligations of third parties, including U.S. Treasury securities, securing their holder's obligations under the purchase contract. The purchase contracts may require us to make periodic payments to holders or vice versa and the payments may be unsecured or pre-funded on some basis. The purchase contracts may require holders to secure the holder's obligations in a specified manner that we will file with the SEC in connection with a public offering relating to the purchase contracts.
To the extent appropriate, the applicable prospectus supplement will describe the specific terms of the purchase contracts offered thereby, including the following:

•
whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the securities subject to purchase under the purchase contract;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts; and

•	whether the purchase contracts will be issued in fully registered or global form.

DESCRIPTION OF UNITS

We may issue units comprising one or more securities described in this prospectus in any combination. Units may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit may be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the unit may have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.
To the extent appropriate, the applicable prospectus supplement will describe the specific terms of the units offered thereby, including the following:

•	the designation and terms of the units and the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

A summary of any material United States federal income tax consequences to persons investing in the securities offered by this prospectus may be set forth in an applicable prospectus supplement. Any such summary will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective investors. Prospective investors of securities are urged to consult their own tax advisors prior to investing in the securities.

PLAN OF DISTRIBUTION

We may sell the offered securities (a) through agents, (b) to or through underwriters or dealers, (c) directly to one or more acquirers, or (d) through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct acquirers and their compensation, in a prospectus supplement.
Direct Sales and Sales through Agents

We may sell the offered securities directly to acquirers. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the applicable prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the applicable prospectus supplement.
Sales through Underwriters or Dealers

If underwriters are used in the sale of the offered securities, we will execute an underwriting agreement with them regarding the securities. The underwriters will acquire the securities for their own account, subject to conditions in the underwriting agreement. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. To the extent expressly set forth in the applicable prospectus supplement, these transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.
Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.
If dealers are used in the sale of the securities, we will sell the securities to them as principals. They may then resell the securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL OPINIONS

Legal opinions relating to the securities being offered by this prospectus will be rendered by Jones Day, Chicago, Illinois.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this Prospectus by reference from USG Corporation's Annual Report on Form 10-K and the effectiveness of USG Corporation and subsidiaries' internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
The following is a statement of the estimated expenses to be incurred by USG Corporation in connection with the issuance and distribution of the securities registered under this registration statement, other than underwriting discounts, commissions and transfer taxes.

Registration fee under the Securities Act of 1933, as amended	$ *
Printing and engraving	$ **
Accounting and legal fees and expenses	$ **
Rating agency fees	$ **
Trustee's fees and expenses	$ **
Miscellaneous, including traveling, telephone, copying, shipping and other out-of-pocket expenses	$ **
Total	$ **

*Deferred in reliance upon Rule 456(b) and Rule 457(r).
**These fees and expenses are calculated based on the number of issuances and amount of securities offered and, accordingly, cannot be estimated at this time.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Section 145 of the DGCL, gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions, gives a director or officer who successfully defends an action the right to be so indemnified and authorizes the corporation to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other right to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or otherwise.
Article VII of the registrant's By-Laws provides that the registrant (a) shall indemnify every person who is or was a director or officer of the registrant or is or was serving at the registrant's request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise and (b) shall, if the board of directors so directs, indemnify any person who is or was an employee or agent of the registrant or is or was serving at the registrant's request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the extent, in the manner and subject to compliance with the applicable standards of conduct, provided by Section 145 of the DGCL as the same (or any substitute provision therefor) may be in effect from time to time. Any such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
The registrant has procured insurance for the purpose of substantially covering its future potential liability for indemnification under Section 145 of the DGCL as discussed above and certain future potential liability of individual directors or officers incurred in their capacity as such that is not subject to indemnification.
The registrant has entered into Indemnification Agreements with each of its directors and officers. The Indemnification Agreements provide that the registrant shall indemnify and keep indemnified the indemnitee to the fullest extent authorized by Section 145 of the DGCL as it may be in effect from time to time from and against any expenses (including expenses of investigation and preparation and reasonable fees and disbursements of legal counsel, accountants and other experts), judgments, fines and amounts paid in settlement by the indemnitee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not the cause of action, suit or proceeding incurred before or after the date of the Indemnification Agreements. The Indemnification Agreements

further provide for advancement of amounts to cover expenses incurred by the indemnitee in defending any such action, suit or proceeding subject to an undertaking by the indemnitee to repay any expenses advanced that it is later determined he or she was not entitled to receive.
Article Eleven of the registrant's Restated Certificate of Incorporation eliminates the personal liability of the registrant's directors to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except (a) for any breach of the director's duty of loyalty to the registrant or its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (which addresses director liability for unlawful payment of a dividend or unlawful stock purchase or redemption) or (d) for any transaction from which the director derived an improper personal benefit.

ITEM 16. EXHIBITS.

Exhibit Number	Description of Document

*1.1	Form of underwriting or purchase agreement.
3.1	Restated Certificate of Incorporation of USG Corporation (incorporated by reference to Exhibit 3.01 to USG Corporation's Current Report on Form 8-K dated June 16, 2006)(File No. 011-08864).
3.2
Certificate of Correction of the Restated Certificate of Incorporation of USG Corporation (incorporated by reference to Exhibit 4.1 to USG Corporation's Quarterly Report on Form 10‑Q dated August 3, 2011)(File No. 001-08864).

3.3	Amendment to Restated Certificate of Incorporation of USG Corporation (incorporated by reference to Exhibit 3.1 to USG Corporation's Current Report on Form 8-K dated May 10, 2013)(File No. 001-08864).
3.4
Amended and Restated By-Laws of USG Corporation, dated as of May 13, 2009 (incorporated by reference to Exhibit 3.1 to USG Corporation's Current Report on Form 8-K dated May 19, 2009)(File No. 001-08864).

4.1	Form of Common Stock certificate (incorporated by reference to Exhibit 4.1 to USG Corporation's Annual Report on Form 10-K dated February 16, 2007)(File No. 001-08864).
4.2
Rights Agreement, dated as of December 21, 2006, between USG Corporation and Computershare Trust Company, N.A., as successor Rights Agent (incorporated by reference to Exhibit 4.1 to USG Corporation's Registration Statement on Form 8-A dated December 21, 2006)(File No. 001-08864).

4.3
Amendment to Rights Agreement, dated as of December 5, 2008, to the Rights Agreement, dated as of December 21, 2006, by and between USG Corporation and Computershare Trust Company, N.A., as successor Rights Agent (incorporated by reference to Exhibit 4.1 to USG Corporation's Amendment No. 1 to Form 8-A dated December 5, 2008)(File No. 001-08864).

4.4
Amendment No. 2 to Rights Agreement, dated as of March 22, 2013, to the Rights Agreement, dated as of December 21, 2006, by and between USG Corporation and Computershare Trust Company, N.A., as successor Rights Agent (incorporated by reference to Exhibit 4.1 to USG Corporation's Amendment No. 2 to Form 8-A dated March 22, 2013)(File No. 001-08864).

4.5
Indenture, dated as of November 1, 2006, by and between USG Corporation and U.S. Bank National Association, as successor trustee (the “2006 Indenture”)(incorporated by reference to Exhibit 4.01 to USG Corporation's Current Report on Form 8-K dated November 20, 2006)(File No. 001-08864).

4.6
Supplemental Indenture No. 1 to the 2006 Indenture, dated as of November 17, 2006, by and between USG Corporation and U.S. Bank National Association, as successor trustee under Supplemental Indenture No. 1 (incorporated by reference to Exhibit 4.02 to USG Corporation's Current Report on Form 8-K dated November 20, 2006)(File No. 001-08864).

4.7	Form of 7.750% Senior Note due 2018 (incorporated by reference to USG Corporation's Current Report on Form 8-K dated September 26, 2007)(File No. 001-08864).
4.8
Supplemental Indenture No. 2 to the 2006 Indenture, dated as of August 4, 2009, between USG Corporation, each of United States Gypsum Company, L&W Supply Corporation, USG Foreign Investments, Ltd. and USG Interiors, Inc. and U.S. Bank National Association, as successor trustee under Supplemental Indenture No. 2 (incorporated by reference to Exhibit 4.01 to USG Corporation's Current Report on Form 8-K dated August 5, 2009)(File No. 001-08864).

4.9
Guaranty Agreement, dated as of December 12, 2011, among USG Interiors, LLC, USG Corporation, United States Gypsum Company, L&W Supply Corporation, USG Foreign Investments, Ltd., USG Interiors, Inc. and U.S. Bank National Association, as successor trustee under Supplemental Indenture No. 2 (incorporated by reference to Exhibit 4.11 to USG Corporation's Annual Report on Form 10-K dated February 14, 2012))(File No. 001-08864).

4.10
Supplemental Indenture No. 3, dated as of November 9, 2010, by and among USG Corporation, each of United States Gypsum Company, L&W Supply Corporation, USG Foreign Investments, Ltd. and USG Interiors, Inc. as guarantors, and U.S. Bank National Association, as successor trustee under Supplemental Indenture No. 3 (incorporated by reference to Exhibit 4.1 to USG Corporation's Current Report on Form 8-K dated November 9, 2010)(File No. 001-08864).

4.11
Guaranty Agreement, dated as of December 12, 2011, among USG Interiors, LLC, USG Corporation, United States Gypsum Company, L&W Supply Corporation, USG Foreign Investments, Ltd., USG Interiors, Inc. and U.S. Bank National Association, as successor trustee under Supplemental Indenture No. 3 (incorporated by reference to Exhibit 4.13 to USG Corporation's Annual Report on Form 10-K dated February 14, 2012))(File No. 001-08864).

4.12
Agreement of Resignation, Appointment and Acceptance, dated as of October 18, 2011, by and among USG Corporation, U.S. Bank National Association and HSBC Bank USA, National Association (incorporated by reference to Exhibit 4.1 to USG Corporation's Quarterly Report on Form 10-Q dated October 31, 2011)(File No. 001-08864).

4.13
Supplemental Indenture No. 4, dated as of April 12, 2012, by and among USG Corporation, each of United States Gypsum Company, L&W Supply Corporation, USG Foreign Investments, Ltd. and USG Interiors, LLC, as guarantors, and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to USG Corporation's Current Report on Form 8-K dated April 12, 2012)(File No. 001-08864).

*4.14	Form of Supplemental Indenture to the 2006 Indenture.
*4.15	Form of Certificate of Designation of Preferred Stock.
*4.16	Form of Depositary Agreement.
*4.17	Form of Warrant.
*4.18	Form of Rights Certificate.
*4.19	Form of Purchase Rights Agreement.
*4.20	Form of Purchase Contract.
*4.21	Form of Unit.
†5.1	Form of Opinion of Jones Day.
†12.1	Computation of Ratio of Earnings to Fixed Charges.
†23.1	Consent of Deloitte & Touche LLP.
†23.2	Consent of Jones Day (included in Exhibit 5.1).
†24.1	Powers of Attorney.
*25.1	Form T-1 Statement of Eligibility of U.S. Bank National Association, as Trustee with respect to the Indenture.

†Filed herewith.
*To be filed by an amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934 and incorporated by reference herein.

ITEM 17. UNDERTAKINGS.
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(A)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(d)    The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 5, 2013.

USG CORPORATION
By: /s/ Matthew F. Hilzinger Name: Matthew F. Hilzinger Title: Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ James S. Metcalf	Director, Chairman, President	August 5, 2013
James S. Metcalf	and Chief Executive Officer (Principal Executive Officer)

/s/ Matthew F. Hilzinger	Executive Vice President and	August 5, 2013
Matthew F. Hilzinger	Chief Financial Officer
(Principal Financial and Accounting Officer)

*	Director	August 5, 2013
Jose Armario

*	Director	August 5, 2013
Matthew Carter, Jr.

*	Director	August 5, 2013
W. Douglas Ford

*	Director	August 5, 2013
Gretchen R. Haggerty

*	Director	August 5, 2013
William H. Hernandez

*	Director	August 5, 2013
Brian A. Kenney

*	Director	August 5, 2013
Richard P. Lavin

*	Director	August 5, 2013
Steven F. Leer

*The undersigned by signing his name hereunto has hereby signed this registration statement on behalf of the above-named officers and directors on August 5, 2013, pursuant to a power of attorney executed on behalf of each such officer and director and filed with the Securities and Exchange Commission as Exhibit 24.1 hereto.

By: /s/ Matthew F. Hilzinger
Matthew F. Hilzinger
(Attorney-in-Fact)
August 5, 2013

EXHIBIT INDEX

Exhibit Number	Description of Document

*1.1	Form of underwriting or purchase agreement.
3.1	Restated Certificate of Incorporation of USG Corporation (incorporated by reference to Exhibit 3.01 to USG Corporation's Current Report on Form 8-K dated June 16, 2006)(File No. 011-08864).
3.2
Certificate of Correction of the Restated Certificate of Incorporation of USG Corporation (incorporated by reference to Exhibit 4.1 to USG Corporation's Quarterly Report on Form 10‑Q dated August 3, 2011)(File No. 001-08864).

3.3	Amendment to Restated Certificate of Incorporation of USG Corporation (incorporated by reference to Exhibit 3.1 to USG Corporation's Current Report on Form 8-K dated May 10, 2013)(File No. 001-08864).
3.4
Amended and Restated By-Laws of USG Corporation, dated as of May 13, 2009 (incorporated by reference to Exhibit 3.1 to USG Corporation's Current Report on Form 8-K dated May 19, 2009)(File No. 001-08864).

4.1	Form of Common Stock certificate (incorporated by reference to Exhibit 4.1 to USG Corporation's Annual Report on Form 10-K dated February 16, 2007)(File No. 001-08864).
4.2
Rights Agreement, dated as of December 21, 2006, between USG Corporation and Computershare Trust Company, N.A., as successor Rights Agent (incorporated by reference to Exhibit 4.1 to USG Corporation's Registration Statement on Form 8-A dated December 21, 2006)(File No. 001-08864).

4.3
Amendment to Rights Agreement, dated as of December 5, 2008, to the Rights Agreement, dated as of December 21, 2006, by and between USG Corporation and Computershare Trust Company, N.A., as successor Rights Agent (incorporated by reference to Exhibit 4.1 to USG Corporation's Amendment No. 1 to Form 8-A dated December 5, 2008)(File No. 001-08864).

4.4
Amendment No. 2 to Rights Agreement, dated as of March 22, 2013, to the Rights Agreement, dated as of December 21, 2006, by and between USG Corporation and Computershare Trust Company, N.A., as successor Rights Agent (incorporated by reference to Exhibit 4.1 to USG Corporation's Amendment No. 2 to Form 8-A dated March 22, 2013)(File No. 001-08864).

4.5
Indenture, dated as of November 1, 2006, by and between USG Corporation and U.S. Bank National Association, as successor trustee (the “2006 Indenture”)(incorporated by reference to Exhibit 4.01 to USG Corporation's Current Report on Form 8-K dated November 20, 2006)(File No. 001-08864).

4.6
Supplemental Indenture No. 1 to the 2006 Indenture, dated as of November 17, 2006, by and between USG Corporation and U.S. Bank National Association, as successor trustee under Supplemental Indenture No. 1 (incorporated by reference to Exhibit 4.02 to USG Corporation's Current Report on Form 8-K dated November 20, 2006)(File No. 001-08864).

4.7	Form of 7.750% Senior Note due 2018 (incorporated by reference to USG Corporation's Current Report on Form 8-K dated September 26, 2007)(File No. 001-08864).
4.8
Supplemental Indenture No. 2 to the 2006 Indenture, dated as of August 4, 2009, between USG Corporation, each of United States Gypsum Company, L&W Supply Corporation, USG Foreign Investments, Ltd. and USG Interiors, Inc. and U.S. Bank National Association, as successor trustee under Supplemental Indenture No. 2 (incorporated by reference to Exhibit 4.01 to USG Corporation's Current Report on Form 8-K dated August 5, 2009)(File No. 001-08864).

4.9
Guaranty Agreement, dated as of December 12, 2011, among USG Interiors, LLC, USG Corporation, United States Gypsum Company, L&W Supply Corporation, USG Foreign Investments, Ltd., USG Interiors, Inc. and U.S. Bank National Association, as successor trustee under Supplemental Indenture No. 2 (incorporated by reference to Exhibit 4.11 to USG Corporation's Annual Report on Form 10-K dated February 14, 2012))(File No. 001-08864).

4.10
Supplemental Indenture No. 3, dated as of November 9, 2010, by and among USG Corporation, each of United States Gypsum Company, L&W Supply Corporation, USG Foreign Investments, Ltd. and USG Interiors, Inc. as guarantors, and U.S. Bank National Association, as successor trustee under Supplemental Indenture No. 3 (incorporated by reference to Exhibit 4.1 to USG Corporation's Current Report on Form 8-K dated November 9, 2010)(File No. 001-08864).

4.11
Guaranty Agreement, dated as of December 12, 2011, among USG Interiors, LLC, USG Corporation, United States Gypsum Company, L&W Supply Corporation, USG Foreign Investments, Ltd., USG Interiors, Inc. and U.S. Bank National Association, as successor trustee under Supplemental Indenture No. 3 (incorporated by reference to Exhibit 4.13 to USG Corporation's Annual Report on Form 10-K dated February 14, 2012))(File No. 001-08864).

4.12
Agreement of Resignation, Appointment and Acceptance, dated as of October 18, 2011, by and among USG Corporation, U.S. Bank National Association and HSBC Bank USA, National Association (incorporated by reference to Exhibit 4.1 to USG Corporation's Quarterly Report on Form 10-Q dated October 31, 2011)(File No. 001-08864).

4.13
Supplemental Indenture No. 4, dated as of April 12, 2012, by and among USG Corporation, each of United States Gypsum Company, L&W Supply Corporation, USG Foreign Investments, Ltd. and USG Interiors, LLC, as guarantors, and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to USG Corporation's Current Report on Form 8-K dated April 12, 2012)(File No. 001-08864).

*4.14	Form of Supplemental Indenture to the 2006 Indenture.
*4.15	Form of Certificate of Designation of Preferred Stock.
*4.16	Form of Depositary Agreement.
*4.17	Form of Warrant.
*4.18	Form of Rights Certificate.
*4.19	Form of Purchase Rights Agreement.
*4.20	Form of Purchase Contract.
*4.21	Form of Unit.
†5.1	Form of Opinion of Jones Day.
†12.1	Computation of Ratio of Earnings to Fixed Charges.
†23.1	Consent of Deloitte & Touche LLP.
†23.2	Consent of Jones Day (included in Exhibit 5.1).
†24.1	Powers of Attorney.
*25.1	Form T-1 Statement of Eligibility of U.S. Bank National Association, as Trustee with respect to the Indenture.

†Filed herewith.
*To be filed by an amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934 and incorporated by reference herein.